Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of December, 2013 (the “Effective Date”) by and among Rambus Inc., a Delaware corporation (“Rambus”), on the one hand, and Micron Technology, Inc., a Delaware corporation, together with its Subsidiaries (as defined in Article 1), Micron Semiconductors Products, Inc., an Idaho corporation, Micron Semiconductor (Deutschland) GmbH, a corporation organized under the laws of Germany, and Micron Technology Italia Srl, a corporation organized under the laws of Italy (collectively, “Micron”), on the other hand. Rambus and Micron may hereinafter be referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Micron and its Subsidiaries and Rambus and its Subsidiaries are currently parties to a number of Disputes (as defined in Article 1) relating to certain products of Micron and certain Rambus Patents (as defined in Article 1), including but not limited to disputes as to whether claims of such Rambus Patents are infringed by Micron’s products, and disputes relating to the validity, enforceability and scope of such Rambus Patents, and the Antitrust Litigation (as defined in Article 1);

WHEREAS, the Parties desire to eliminate the risks associated with such litigation and to enter into a comprehensive resolution to compromise, settle and release the Disputes, and to compromise, resolve and avoid other disputes that may arise after the Effective Date with respect to Micron's products and the Rambus Patents;

WHEREAS, the Parties acknowledge that in resolving the Disputes, and other disputes that may arise after the Effective Date, the promises and covenants each will receive under this Agreement and the Patent License Agreement (as defined in Article 1) represent a package, and are not intended to be severable from each other; in particular (a) Micron is receiving a full and final release of the claims asserted or that could be or could have been asserted against it in the Disputes and securing a license to certain claims of the Rambus Patents, in exchange for the Initial Payment and other payments set forth in the Patent License Agreement, and (b) Rambus is receiving the Initial Payment and other payments set forth in the Patent License Agreement, in exchange for granting such releases and licenses, as well as other benefits provided for in this Agreement and the Patent License Agreement;

WHEREAS, the Parties acknowledge that it is therefore essential that their respective obligations under this Agreement be certain and not subject to collateral attack, or otherwise subject to change or modification except on the terms expressly set forth therein;

WHEREAS, this Agreement is entered into for the purpose of settlement and compromise only,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

Article 1

Definitions

In addition to the terms defined in other parts of this Agreement, the following terms used herein with initial capital letters shall have the respective meanings specified in this Article 1.

1.1Affiliate. The term “Affiliate” means, for an identified entity, any other entity that (a) is a Subsidiary of such identified entity; or (b) Controls or is under common Control of such identified entity, but only so long as such Control exists.

1.2Agreement. The term “Agreement” has the meaning set forth in the introductory paragraph.

1.3Antitrust Litigation. The term “Antitrust Litigation” means the matter entitled Rambus Inc. v. Micron Technology Inc. et al., No. 04-431105 (Supr. Ct. Cal., San Fran. Filed May 5, 2004) and any appeals therefrom and related proceedings, including specifically the appeal in Rambus Inc. v Micron Technology, Inc., et al., in the Court of Appeal of the State of California, First Appellate District, Division Two, Case No. A135150.

1.4Change of Control. The term “Change of Control” has the meaning set forth in the Patent License Agreement.

1.5Comprehensive Resolution Agreements. The term “Comprehensive Resolution Agreements” means this Agreement and the Patent License Agreement.

1.6Control. The term “Control” has the meaning set forth in the Patent License Agreement.

1.7Design. The term “Design” has the meaning set forth in the Patent License Agreement.

1.8Disputes. The term “Disputes” means any and every litigation, lawsuit, or similar proceeding pending between the Parties as of the Effective Date in any court, governmental body, or agency in any jurisdiction, including the Patent Litigation, the German Patent Litigation, the Italian Patent Litigation, the Antitrust Litigation, and the Patent Actions, and any and all disputes related thereto.

1.9Effective Date. The term “Effective Date” has the meaning set forth in the introductory paragraph.

1.10Excluded Entity. The term “Excluded Entity” means Broadcom Corporation, LSI Corporation, MediaTek Inc., SK hynix Inc., SK hynix America Inc., Hynix Semiconductor Manufacturing America Inc., SK hynix U.K. Ltd., SK hynix Deutschland, GmbH, Nanya Technology Corporation, Nanya Technology Corporation U.S.A., NVIDIA Corporation, Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung Semiconductor, Inc., Samsung Austin Semiconductor, L.P., STMicroelectronics N.V., STMicroelectronics Inc. and any other Third Party (including the Affiliates of such Third Party) that is an adverse party to Rambus or its Subsidiaries in any lawsuit, litigation or other similar proceedings pending as of the Effective Date.

1.11German Patent Litigation. The term "German Patent Litigation" means (a) the infringement action based on the German part of EP 0 525 068 and based on the German utility model DE 19 17 296.9 filed by Rambus Inc. against Micron Semiconductor (Germany) GmbH at the District Court Mannheim/Germany (Court docket 7 O 451/00) on August 31, 2000, which claim has been withdrawn on June 18, 2004 and April 28, 2006, respectively, (b) the infringement action based on the German part of EP 1 022 642, filed by Rambus Inc. against Micron Semiconductor (Deutschland) GmbH at the District Court Mannheim/Deutschland (Court docket 7 O 452/01) on August 9, 2001, which proceedings are stayed (decision dated July 29, 2002), and (c) the infringement suit based on the German part of EP 1 022 642 filed by Rambus Inc. against Micron Technology at the Administrative Court Karlsruhe/Deutschland (Court docket 6 K 2021/01), which proceedings have been continued with the District Court Mannheim/Germany (Court docket 7 O 131/02) and stayed (decision dated July 26, 2002) (the “value in dispute” for such decision has preliminarily been fixed to EUR 2.500.000 (decision dated March 3, 2003)).

1.12Initial Payment. The term “Initial Payment” has the meaning set forth in the Patent License Agreement.

1.13Italian Patent Litigation. The term "Italian Patent Litigation" means the matters entitled (a) Micron Technology Inc. and Micron Technology Italia Srl v. Rambus Inc., Docket nos. 33560/01 and 61500/09, District Court of Milan (J. Bichi), and (b) Micron Technology Inc. and Micron Technology Italia Srl v. Rambus Inc., Docket no. 18700/2011, Supreme Court.

1.14Licensed Product. The term “Licensed Product” has the meaning set forth in the Patent License Agreement.

1.15Micron. The term “Micron” has the meaning set forth in the introductory paragraph.

1.16Micron Patents. The term “Micron Patents” has the meaning set forth in the Patent License Agreement.

1.17Micron Product. The term “Micron Product” has the meaning set forth in the Patent License Agreement.

1.18Party. The terms “Party” and “Parties” have the meanings set forth in the introductory paragraph.

1.19Patent Actions. The term “Patent Actions” means all United States Patent and Trademark Office, all European Patent Office and all other governmental reexamination proceedings, oppositions, actions or challenges filed, requested or supported by Micron with respect to any Rambus Patents, and any appeals thereof, as of the Effective Date, including without limitation all such reexaminations and/or oppositions of U.S. Patent, European Patent and or other governmental Patent numbers.

1.20Patent License Agreement. The term “Patent License Agreement” has the meaning set forth in Article 2.

1.21Patent Litigation. The term “Patent Litigation” means the matters entitled Micron Technology, Inc. v. Rambus Inc., No. 00-792 (D. Del. Filed Aug. 28, 2000) and Rambus Inc.

v. Micron Technology, Inc., et al., No. C-06-00244 (N.D. Cal. Filed Jan. 13, 2006), and any appeals therefrom and related proceedings, including specifically the appeal in Micron Technology, Inc. v. Rambus, Inc., Federal Circuit No. 131294 (“Delaware Appeal”).
1.22Patents. The term “Patents” has the meaning set forth in the Patent License Agreement.

1.23Rambus. The term “Rambus” has the meaning set forth in the introductory paragraph.

1.24Rambus Patents. The term “Rambus Patents” has the meaning set forth in the Patent License Agreement.

1.25Rambus Leadership Products. The term “Rambus Leadership Products” has the meaning set forth in the Patent
License Agreement.

1.26    [***]

1.27Subsidiary. The term “Subsidiary” has the meaning set forth in the Patent License Agreement.

1.28Third Party. The term “Third Party” means with respect to a specified Party, or any Subsidiary of such specified
Party, any entity that is not the specified Party or an Affiliate or Subsidiary of such specified Party.

Article 2

Patent License Agreement

Concurrent with the execution and delivery of this Agreement, and as an integral part of the overall consideration received by the Parties in respect of their respective releases, covenants not to sue, and other obligations under this Agreement, Rambus and Micron shall enter into the Patent License Agreement in the form attached hereto as Exhibit A (the “Patent License Agreement”).

Article 3

Releases

Subject to the delivery of the Initial Payment in accordance with the Patent License Agreement, and the execution and delivery of the Patent License Agreement in accordance with Article 2 (for the avoidance of doubt, none of the Parties’ releases, covenants not to sue, or other obligations under this Article 3 shall be effective until Rambus has received the full amount of the Initial Payment in accordance with the Patent License Agreement and the execution and delivery of the Patent License Agreement in accordance with Article 2):

3.1    Release by Rambus.

Effective upon Rambus’ receipt of the Initial Payment as set forth in the Patent License Agreement, Rambus, on behalf of itself and its Subsidiaries, and its and their respective former and current agents, representatives, directors, officers, employees, predecessors, successors, and attorneys (collectively, “Rambus Group”) hereby irrevocably releases, acquits, and forever discharges Micron, its Subsidiaries, its and their respective former and current agents, representatives, directors, officers, employees, predecessors, successors, and attorneys (collectively, “Micron Group”) from any and all claims, counterclaims, defenses, demands, damages, debts, liabilities, accounts, actions and causes of action of any kind, [***], including but not limited to (i) any and all claims of any kind for infringement of the Rambus Patents arising from the manufacture, use, importation, exportation, sale or offer for sale of any products up until the Effective Date and (ii) any and all claims that were alleged or could have been alleged by Rambus Group in any Disputes.

3.2    Release by Micron.

Effective upon Rambus’ receipt of the Initial Payment as set forth in the Patent License Agreement, Micron, on behalf of Micron Group, hereby irrevocably releases, acquits, and forever discharges Rambus Group from any and all claims, counterclaims, defenses, demands, damages, debts, liabilities, accounts, actions and causes of action of any kind, known or unknown, suspected or unsuspected, that arise or arose from or relate in any way to any act of Rambus Group prior to the Effective Date, where such act gives or gave rise to a cause of action that Micron Group had standing to assert against Rambus Group, or against any other Person as to whom Rambus Group was then obliged by written agreement to indemnify, including but not limited to (i) any and all claims of any kind for infringement of the Micron Patents arising from the manufacture, use, importation, exportation, sale or offer for sale of any Design up until the Effective Date and (ii) any and all claims that were alleged or could have been alleged by Micron Group in any Disputes.

3.3    Releases Shall Remain Effective. Each of Rambus and Micron acknowledges that, after entering into this Agreement, they may discover facts different from, or in addition to, those they now believe to be true with respect to the conduct of the other Party. Each of Rambus and Micron intends that the releases and discharges set forth in this Article 3 shall be, and shall remain, in effect in all respects as written, notwithstanding the discovery of any different or additional facts.

3.4    Waiver of California Civil Code § 1542. In connection with the releases and discharges described in this Article 3, each of Rambus and Micron acknowledges that it is aware of the provisions of section 1542 of the Civil Code of the State of California, and hereby expressly waives and relinquishes all rights and benefits that it has or may have had under that section (or any equivalent law or rule of any other jurisdiction), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.5    [***]

Rambus, on behalf of itself and its Subsidiaries, hereby covenants not to assert any claims of infringement of the Rambus Patents against Micron’s distributors and customers or against Micron’s Subsidiaries’ distributors and customers solely arising from the use, importation, sale or offer for sale up until the Effective Date of any Micron Products.

3.6    Certain Exclusions. For the avoidance of doubt:

(a)The releases and covenants not to sue contained in this Article 3 shall apply solely to (i) the activities occurring prior to the Effective Date of each of the Parties, (ii) the activities occurring prior to the Effective Date of each of the Parties’ respective Subsidiaries existing on or prior to the Effective Date [***]. In no event shall the releases and covenants not to sue contained in this Article 3 apply to the activities, whether occurring prior to or after the Effective Date, of (1) any Third Party with or into which a Party merges or combines, whether or not such Party remains the surviving entity, or (2) any Third Party and/or portion of the assets of any business of a Third Party that may be acquired by a Party, through merger (including reverse triangular merger), acquisition of stock, acquisition of assets or otherwise, in each case, after the Effective Date.

(b)The releases and covenants not to sue contained in this Article 3 are not intended to and do not extend to any Excluded Entity.

3.7    Dismissals and Other Provisions Terminating the Disputes.

(a)[***], Micron and Rambus, through their respective counsel, shall take all necessary and permissible actions to obtain dismissal with prejudice of all claims, counterclaims, cross-claims and cross-complaints asserted against one another and/or one another’s Subsidiaries in the Patent Litigation and the Antitrust Litigation and the withdrawal or dismissal with prejudice of all appeals therefrom. Such dismissals are final and not appealable.

(b)[***]. Both Parties shall, [***], withdraw or discontinue any formal or informal complaints, requests, petitions, actions, or other proceedings they may have pending against the other Party or its Subsidiaries before any court or regulatory body anywhere in the world related to the claims, counterclaims, demands, damages, debts, liabilities, accounts, actions and causes of action released by this Agreement or that relate in any way to the Rambus Patents or the Micron Patents. For the avoidance of doubt, this provision (i) requires Micron to withdraw and discontinue the German Patent Litigation, (ii) requires the Parties, through their respective counsel, to withdraw the Italian Patent Litigation by executing, delivering and submitting such documents as may be necessary to dismiss those cases, and (iii) does not require Rambus to withdraw any complaint or other proceeding as against parties other than Micron or its Subsidiaries.

(c)[***], Micron shall, to the full extent permitted by applicable law, withdraw, cease to prosecute or pursue and notify the U.S. Patent and Trademark Office, the European Patent Office, and/or other applicable governmental agency, that it no longer intends to participate in, the Patent Actions.

(d)The Parties and their counsel shall cooperate in good faith to effect the dismissals and withdrawals required by Sections 3.7(a), (b), and (c) herein.

3.8    Costs and Attorneys’ Fees. For any and all cases, lawsuits, proceedings, Disputes and Patent Actions, including but not limited to the Patent Litigation, German Patent Litigation, the Italian Patent Litigation and the Antitrust Litigation, the Parties agree that each will pay its own costs and attorneys’ fees and that neither will file requests for costs or fees or otherwise seek to recover its fees and/or costs. Without limiting the foregoing, Micron shall not seek to recover any costs previously awarded to it in the Antitrust Litigation. Any bills of costs, judgments or other requests previously filed or awarded in such cases that have not yet been paid including without limitation the judgment for costs awarded to Micron in the Antitrust Litigation shall be withdrawn or vacated.

3.9    No Admission. Nothing contained in any of the Comprehensive Resolution Agreements, or done or omitted in connection with any of the Comprehensive Resolution Agreements, is intended as, or shall be construed as, an admission by any Party of any fault, liability or wrongdoing.

3.10    No Further Actions. During the Initial Term-Product License Period (as defined in the Patent License Agreement) and each Term-Product License Renewal Period (as defined in the Patent License Agreement) , if any, and as part of the settlement of claims and releases contemplated by this Agreement, during the term of the Patent License Agreement, and in each case unless and to the extent required by court order, summons, subpoena or judicial or regulatory agency order or rule:

(a)Micron covenants not to bring, or aid, assist or participate in, any action or proceeding challenging or contesting the assertion, enforcement, validity or enforceability of, or any use or infringement by any Third Party of, the Rambus Patents, including but not limited to filing, requesting, participating or assisting in any of the Patent Actions, provided that, notwithstanding the foregoing, Micron may assist (e.g., provide prior art and/or non-infringement analyses to) each Third Party to whom Micron has distributed or sold a Micron Product before the Effective Date or a Licensed Product during the term of the license associated with such Licensed Product as set forth in the Patent License Agreement, in its defense of any claim of a Rambus Patent asserted against such Third Party by Rambus to the extent that Micron is obligated to provide such Third Party with such assistance pursuant to an indemnification provision;

(b)    [***]; and
(c)    Each Party covenants not to (i) file or bring a complaint against, or formally or informally request or urge investigation of, the other Party or any of its Subsidiaries before any regulatory body, or (ii) support, cooperate with or otherwise assist any Third Party in any dispute against the other Party or any of its Subsidiaries, or any regulatory body in any proceeding involving the other Party or any of its Subsidiaries, in each case in any matter related to the claims, counterclaims, defenses, demands, damages, debts, liabilities, accounts, actions and causes of action released by this Agreement, including but not limited to filing, requesting, participating or assisting in any United States, European, or other patent office reexamination proceedings, actions, challenges, oppositions or interferences with respect to Patents of the other Party or any of its Subsidiaries, and filing amicus curiae briefs in the Patent Litigation, the Antitrust Litigation, or any other Dispute.

Article 4

Warranties

Each Party represents, warrants and covenants, on behalf of itself and its Subsidiaries, to the other Party during the term of this Agreement:

4.1    Due Incorporation. Such Party is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted.

4.2    Due Authorization; Enforceability. Such Party has the requisite corporate or other authority to enter into, and to grant the releases and discharges, make the covenants, and consummate the transactions contemplated by, this Agreement, on behalf of itself and its Subsidiaries, and otherwise to carry out its and its Subsidiaries’ obligations hereunder. The execution, delivery and performance of this Agreement by such Party and its Subsidiaries has been duly authorized by all necessary action of such Party and its Subsidiaries, and no other act or proceeding on the part of or on behalf of such Party and its Subsidiaries is necessary to approve the execution and delivery of this Agreement, the performance by such Party and its Subsidiaries of their obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

4.3    No Conflicts; No Consents. The execution, delivery and performance of this Agreement by such Party and its Subsidiaries, including but not limited to the granting of the releases and discharges contemplated hereby, will not infringe any law, regulation, judgment or order applicable to such Party and its Subsidiaries and is not and will not be contrary to the provisions of the constitutional documents of such Party and its Subsidiaries and will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which such Party and its Subsidiaries is a party or by which it or its property is bound. All consents and approvals of any court, government agencies or other regulatory body required by such Party and its Subsidiaries for the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.
4.4    No Assignment of Claims. Each Party represents and warrants that it has not assigned, transferred or granted to any Third Party any rights or interests with respect to any claim or cause of action, or any right(s) underlying any claim or cause of action, it had, has, or may have against the other or its Subsidiaries as of, or prior to, the Effective Date of this Agreement.

4.5    Micron Electronics, Inc. Micron represents and warrants that Micron Electronics, Inc. is not a Subsidiary of Micron.

Article 5

Notices and other Communications

5.1    All notices or other communication required or permitted hereunder shall be in writing and shall be (a) mailed by first class air mail (registered or certified if available), postage prepaid, or otherwise delivered by hand, by messenger, addressed to the addresses set forth below, or (b) delivered by facsimile to the facsimile number set forth below. Each Party may change its address or facsimile number for notices by providing a notice to the other Party in the manner set forth herein. Such notices shall be deemed to have been effective when delivered or, if delivery is not accomplished by reason of some fault or refusal of the addressee, when tendered (which tender, in the case of mail, shall be deemed to have occurred upon posting, and in the case of facsimile, shall be deemed to have occurred upon transmission). All notices shall be in English.

If to Micron:

Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716-9632
Telephone: 208-368-4500
Facsimile: 208-368-4540 Attention: General Counsel
If to Rambus:

Rambus Inc.
1050 Enterprise Way, Suite 700
Sunnyvale, CA 94089
Telephone: 408-462-8000
Facsimile: 408-462-8001
Attention: General Counsel
(with a copy, which shall not constitute notice, to the following:) Satish Rishi
Chief Financial Officer
Rambus Inc.
4440 El Camino Real Los Altos, CA 94022
Telephone: 408-462-8000
Facsimile: 408-462-8001

Article 6

Successors and Assigns

6.1    Subject to the limitation in Section 3.6 and 8.5, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns, and upon any corporation, limited liability partnership, limited liability company, or other entity into or with which any Party hereto may merge, combine or consolidate. For the avoidance of doubt, this provision does not govern the rights or obligations of successors or assigns of the Parties under the Patent License Agreement. The releases, dismissals and covenants granted by each Party and its Subsidiaries under this Agreement (but not any benefits received by such Party or its Subsidiaries under this Agreement) shall run with (a) in the case of Micron, the Micron Patents or (b) in the case of Rambus, the Rambus Patents, and remain in full force and effect regardless of any subsequent assignment, sale or other transfer of any such Micron Patents or Rambus Patents or any rights or interests therein. Any such assignment, sale, or transfer of rights in contravention of the foregoing shall be null and void ab initio and of no force or effect.

Article 7

Dispute Resolution

7.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.2    English Language. This Agreement is executed in the English language and no translation shall have any legal effect.

7.3    Jurisdiction and Venue. Any legal action, suit or proceeding arising under, or relating to, this Agreement, shall be brought in State or Federal Courts located in the State of Delaware, and each Party agrees that any such action, suit or proceeding may be brought only in such courts. Each Party further waives any objection to the laying of jurisdiction and venue for any such suit, action or proceeding in such courts.

Article 8

Miscellaneous

8.1    Entire Agreement. This Agreement and the Patent License Agreement embody the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior oral or written communications between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.

8.2    Relationship of the Parties. Nothing contained in this Agreement or the Patent License Agreement shall be construed as creating any association, partnership, joint venture or the relation of principal and agent between Rambus and Micron. Each Party is acting as an independent contractor, and no Party shall have the authority to bind any other Party or its representatives in any way.

8.3    Headings and Recitals. The headings of the several articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The recitals to this Agreement are intended to be a part of and affect the meaning and interpretation of this Agreement.

8.4    Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.5    No Assignment. This Agreement is personal to the Parties, and the Agreement and/or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part of either Party’s or any of their respective Subsidiaries’ business or assets or otherwise, voluntarily, by operation of law, reverse triangular merger or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party. Each Party understands that, as a condition to such consent, the other Party may require it to convey, assign or otherwise transfer its rights and obligations under the other Comprehensive Resolution Agreements to the entity assuming such Party’s rights and obligations under this Agreement. Any such purported or attempted assignment or transfer in violation of the foregoing shall be deemed a breach of this Agreement and shall be null and void. Notwithstanding the foregoing, either Party shall be entitled to, and each Party hereby agrees to, assign this Agreement to a successor to all or substantially all of a Party’s assets in a transaction entered into solely to change a Party’s place of incorporation.

8.6    Interpretation. Each Party confirms that it and its respective counsel have reviewed, negotiated and adopted this Agreement as the agreement and understanding of the Parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent. Regardless of which Party may have drafted this Agreement or any part thereof, no rule of strict construction shall be applied against either Party. For the avoidance of doubt “includes”, “including”, “included”, and other variations of such terms shall be deemed to be followed by the phrase “without limitation”.

8.7    No Third Party Beneficiaries. Unless otherwise expressly stated herein, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto or their respective permitted assignees, successors in interest, and Subsidiaries any rights or remedies under or by reason of this Agreement. The former and current agents, representatives, directors, officers, employees, and attorneys of the Parties and their Subsidiaries are intended beneficiaries of Sections 0, 0, 0, 3.4, and 3.5.

8.8    Severability. If any provision of any Comprehensive Resolution Agreement is held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to effectuate the intent and purpose of the Parties with respect to such invalid or unenforceable provision, and if no feasible interpretation shall save such provision, (a) a suitable and equitable provision shall be substituted therefor in order to effectuate, so far as may be valid and enforceable, the intent and purpose of the Parties with respect to such invalid or unenforceable provision, and (b) the remainder of such Comprehensive Resolution Agreement shall remain in full force and effect.

8.9    Counterparts; Facsimile Transmission. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument. Each Party may rely on facsimile or .pdf signature pages as if such facsimile or .pdf pages were originals.

8.10    Bankruptcy Code. All rights, licenses, privileges, releases, and immunities granted under this Agreement shall be deemed to be, for the purposes of Section 365(n) of the U.S. Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each of the Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. [***].

8.11    Further Actions. Each of the Parties hereto agrees to take and cause its Subsidiaries to take any and all actions reasonably necessary in order to effectuate the intent, and to carry out the provisions, of this Agreement.

8.12    Public Disclosures and Confidentiality. The Parties shall issue a press release with respect to the Comprehensive Resolution Agreement in a mutually acceptable form. Each Party agrees that, after the issuance of such press release, each Party shall be entitled to disclose the general scope and nature of this Agreement, but that the terms and conditions of this Agreement, to the extent not already disclosed pursuant to such press release, shall be treated as confidential information and that neither Party will disclose such terms or conditions to any Third Party without the prior written consent of the other Party, provided, however, that each Party may disclose the terms and conditions of this Agreement:

(a)as required by any court or other governmental body;

(b)as otherwise required by law;

(c)as otherwise may be required by applicable securities and other law and regulation, including to legal and financial advisors in their capacity of advising a party in such matters, so long as the disclosing Party shall seek confidential treatment of such terms and conditions to the extent reasonably possible;

(d)to legal counsel, accountants, and other professional advisors of the Parties;

(e)in confidence, to banks, investors and other financing sources and their advisors;

(f)in connection with the enforcement of this Agreement or rights under this Agreement;

(g)during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (i) the restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel and (ii) the disclosing party informs the other party in writing at least ten (10) business days in advance of the disclosure and discusses the nature and contents of the disclosure, in good faith, with the other party (for purposes of this provision, the Protective Order entered in the Antitrust Litigation is acceptable, as long as the disclosure is designated as both "Highly Confidential-BP and Highly Confidential-IP");

(h)in confidence, in connection with an actual or prospective merger or acquisition or similar transaction; or

(i)in confidence, in connection with a Party’s obligation(s) under any most favored nation, or similar clause, whereby such Party is contractually obligated to disclose and offer terms given to Third Parties.

In addition, upon execution of this Agreement, or thereafter, Rambus, in its discretion, shall be entitled to file a copy of this Agreement with the U.S. Securities and Exchange Commission, so long as Rambus seeks confidential treatment of such agreement to the extent reasonably possible. In addition, [***].

IN WITNESS WHEREOF, this Agreement has been duly and executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

RAMBUS INC.
By:    /s/ Kevin Donnelly
Name:    Kevin Donnelly

MICRON TECHNOLOGY, INC.
By:    /s/ Brian M. Shirley
Name:    Brian M. Shirley

MICRON SEMICONDUCTOR PRODUCTS, INC.
By:    /s/ Thomas L. Laws Jr.
Name:    Thomas L. Laws Jr.

MICRON TECHNOLOGY ITALIA, SRL
By:    /s/ Thomas L. Laws Jr.
Name:    Thomas L. Laws Jr.

MICRON SEMICONDUCTOR (DEUTSCHLAND) GMBH
By:    /s/ Thomas L. Laws Jr.
Name:    Thomas L. Laws Jr.

EXHIBIT A

PATENT LICENSE AGREEMENT

SEMICONDUCTOR PATENT LICENSE AGREEMENT

Incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013